Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AGREEMENT (this “Amendment”) is entered into effective as of April 1, 2016 by and between Federal-Mogul Corporation (the “Company”), and Rainer Jueckstock (the “Executive”).

WHEREAS, the Company and Executive are parties to an agreement dated April 1, 2012 (the “Agreement”);

WHEREAS, the Company is a wholly-owned subsidiary of Federal-Mogul Holdings Corporation (“Holdings”);

WHEREAS, the parties desire to amend the Agreement as set forth below; and

and

WHEREAS, the Company wishes to reserve the right to assign the Agreement to Holdings, including all rights, interests and obligations under the Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	The Company hereby reserves the right, at any time upon written notice to Holdings, to assign, transfer and convey to Holdings all of the Company’s rights, interests and obligations under the Agreement. Holdings hereby agrees to automatically accept such assignment, transfer and conveyance of the Company’s rights, interests and obligations under the Agreement and, following any such assignment, to accept and agree to be bound by all of the terms and conditions of the Agreement as if it were an original signatory thereto. Following any such assignment, all references to “Employer” in the Agreement will be deemed to include both Company and Holdings.

2.	The first two sentences in Section 1 of the Agreement are deleted in their entirety and replaced with the following two new sentences:

Subject to the terms of this Agreement, Employer hereby employs Employee to perform the duties described in Section 2 below, and Employee hereby accepts such employment. Initially, Employee’s title shall be Chief Executive Officer of Federal-Mogul Powertrain and Co-Chief Executive Officer of Federal-Mogul Holdings Corporation. The Board may change Employee’s title or position at any time and from time to time; provided, however, that no such change in title or position shall result in the Employee no longer reporting to the Board.

3.	Section 3 of the Agreement is deleted in its entirety and replaced with the following new Section 3:

During the Term (as defined herein), Employee shall be entitled to paid vacation annually in accordance with the policies of Employer and shall participate in all benefit programs and plans for which he is eligible, which are made available to all executive employees of Employer (including an annual automobile allowance of $32,000). In addition, unless otherwise agreed by the parties, Employer shall continue to make contributions to the German pension plan currently covering the Employee in an annual amount of up to €125k per annum for the duration of the Term.

4.	The date “March 31, 2016” in Section 4 of the Agreement is deleted and replaced with “March 31, 2018.”

5.	The first, second and third Paragraphs in Section 5 of the Agreement are deleted in their entirety and replaced with the following new paragraphs:

During the Term, Employer agrees to pay to Employee and Employee agrees to accept, as his cash compensation for all services to be rendered under this Agreement, a base salary at the rate of $900,000 per full 365-day year, subject to upward adjustment as determined from time to time by the Board (the ‘Base Salary’). The Base Salary shall be earned and payable in accordance with the normal payroll practices of Employer.

Employee may also be eligible to receive a bonus under the Management Incentive Plan or a successor plan (the ‘MIP’) in respect of each completed fiscal year that Employee remains employed by Employer during the Term. In the event that this Agreement is terminated in accordance with its terms upon expiration of the Term on March 31, 2018 and is not extended beyond March 31, 2018, Employee shall be eligible for a pro rata MIP bonus in respect of fiscal year 2018, as determined by the Board. Employee’s target bonus opportunity under the MIP shall be 110% of the Base Salary in effect from time to time, based on achievement of metrics approved by the Board in its sole and absolute discretion.

Employee will be eligible to receive annual awards under the Employer’s long-term incentive plan (the ‘LTIP Awards’). Such LTIP Awards will be valued at 31.75% of the Economic Profit created during the performance cycle (with Economic Profit (as defined in the LTIP Award) being capped at $10 million), up to a maximum annual value of $3,175,000 for the Employee. The performance cycle 2016-2018 will use 5% to define the actual amount of Economic Profit to be distributed to the management – subject to a $10 million cap and all the details defined in the plan document. Except as specifically set forth herein, all grants are subject to approval by the Employer’s compensation committee and the obligations and restrictions set forth in the LTIP Award agreements and the Employer’s long-term incentive program.

6.	The first sentence of Section 6, ii), (a) of the Agreement is deleted in its entirety and replaced with the following two sentences:

In the event that Employee’s employment is terminated (whether: (i) for Cause; (ii) without Cause; (iii) due to death or disability; or (iv) by the action of Employee such as resignation or retirement), the Employee shall be entitled to receive any Cash Compensation earned and not yet paid through the date of termination and any amounts payable on account of accrued but unused paid-time-off days. In the event of the Employee’s resignation or retirement, any outstanding LTIP Awards shall be forfeited.

7.	The first sentence of Section 6, ii), (b) of the Agreement is deleted in its entirety and replaced with the following two sentences:

In the event that Employee’s employment is terminated prior to March 31, 2017 by Employer without Cause or by Employee for Good Reason (as hereafter defined), the Employee shall be entitled to receive on the sixtieth day following his employment termination date, in addition to any amounts due under Section 6(ii)(a) above (but without duplication of any amounts due under Section 6(ii)(a) above), an amount equal to the sum of (A) one (1) year’s Base Salary (at the rate in effect at the time of termination), (B) Employee’s target bonus under the MIP for the fiscal year during which the termination occurred, and (C) any vested LTIP Award (in accordance with the terms thereof). For the avoidance of doubt, if the Employee’s employment is terminated after March 31, 2017 for any reason, Employee shall not be entitled to any payments other than accrued and unpaid base salary and benefits under the applicable Employer benefits plans in accordance with the terms and conditions of such benefit plans.

8.	The date “March 31, 2016” in the last sentence of Section 6, ii), (b) of the Agreement is deleted and replaced with “March 31, 2018.”

9.	Section 9, i), (B) of the Agreement is deleted in its entirety and replaced with the following new section:

In the event that Employee’s employment is terminated after March 31, 2017 or this Agreement is terminated in accordance with its terms upon expiration of the Term on March 31, 2018, the 1-year post-employment period specified in Section 9(i) above shall be inapplicable unless the Employer elects, in its sole and absolute discretion, to have such 1-year period apply to Employee (in which case the ‘End Date’ for purposes of both Section 9(i) above and Section 9(ii) below shall be the date that is one ( l) year from the last day of Employee’s employment under this Agreement) by providing written notice to that effect to Employee not later than fifteen (15) days prior to the expiration of the Term; provided, however, that any such extension shall be subject to Employee receiving, during such 1-year period, one year’s Base Salary (at the rate in effect at the time of termination), payable in accordance with the normal payroll practices of Employer; and

10.	The remaining terms of the Agreement, as previously amended, remain unchanged.

IN WITNESS WHEREOF, the parties have executed this Amendment as of April 1, 2016.

FEDERAL-MOGUL CORPORATION		EXECUTIVE

By:	/s/ Scott Pepin	/s/ Rainer Jueckstock
	Name: Scott Pepin	Rainer Jueckstock
Title: SVP, Human Resources

FEDERAL-MOGUL HOLDINGS CORPORATION

By:	/s/ Michelle Epstein Taigman
Name: Michelle Epstein Taigman
Title: Assistant Secretary

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